UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2009

GYRODYNE COMPANY OF AMERICA, INC.
(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1 FLOWERFIELD, Suite 24
ST. JAMES, NEW YORK 11780
(Address of principal executive
offices) (Zip Code)

(631) 584-5400
Registrant's telephone number,
including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On March 31, 2009, a wholly owned subsidiary of Gyrodyne Company of America, Inc. (the “Company”) acquired the Fairfax Medical Center in Fairfax, Virginia (the “Property”) from Fairfax Medical Center, LLC (the “Seller”).  The Property consists of two office buildings which are situated on 3.5 acres with approximately 58,000 gross rentable square feet and a current occupancy rate of approximately 84%.  The purchase price was $12,891,000, or $221.84 per square foot, reflecting a $269,000 reduction from the previously announced purchase price.  Of the $12,891,000 purchase price, $8,000,000 was provided by Virginia Commerce Bank in the form of mortgage financing.  The aggregate monthly rent flow from the Property is currently $96,957.87.  There is no material relationship between the Company and the Seller.

The acquisition of the Property qualifies for tax deferral treatment under Section 1033 of the Internal Revenue Code.  Combined with the previously announced acquisitions of the Port Jefferson Professional Park and the Cortlandt Medical Center, the Company has now reinvested in a tax-efficient manner within required time limits the $26 million advance payment for property taken from the Company by the State of New York under the power of eminent domain.

On April 6, 2009, the Company issued a press release announcing the acquisition of the Property, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of a Business Acquired.

This Current Report on Form 8-K will be supplemented by amendment no later than 71 calendar days after the date this report on Form 8-K is required to be filed to provide the financial statements of the business acquired.

(b) Pro Forma Financial Information.

This Current Report on Form 8-K will be supplemented by amendment no later than 71 calendar days after the date this report on Form 8-K is required to be filed to provide pro forma financial information.

(d) Exhibits

Exhibit No.	Document

99.1	Press Release dated April 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Stephen V. Maroney

Stephen V. Maroney
President, Chief Executive Officer and Treasurer

Date:  April 6, 2009